UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2016

EMRISE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10346	77-0226211
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(Address of Principal Executive Offices)

(919) 806-4722

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with EMRISE Corporation (the “Company”) having filed a Certificate of Dissolution with the State of Delaware and continuing to wind up the affairs of the Company, the Board of the Directors of the Company (the “Board”), by unanimous written consent dated May 17, 2016, approved the reduction of the number of directors from three to one (the “Board Reduction”), in accordance with the Company’s Bylaws. In connection with the Board Reduction, Otis Baskin and Julie Abraham delivered letters of resignation to the Board on May 17, 2016. Frank Russomanno, currently the Company’s Executive Director, remains on the Board as the sole director. The Company entered into a Continuing Indemnification Agreement (the “Indemnification Agreement”), dated May 17, 2016, substantially in the form filed as Exhibit 10.1 hereof, with each of Mr. Baskin and Ms. Abraham. The resignations of Mr. Baskin and Ms. Abraham were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The above description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of the Indemnification Agreement, which is included as an exhibit to this Current Report on Form 8-K and is incorporated by reference.

Item 7.01 Regulation FD Disclosure.

On May 18, 2016, the Company issued a press release entitled “EMRISE Corporation Reduces Size of Board of Directors; Provides Update on Plan of Dissolution” regarding the reduction of the Board to a single member and the status of a final liquidation distribution, and other matters, pursuant Company’s previously announced voluntary Plan of Dissolution which was approved by the Company’s stockholders at a special meeting held on June 25, 2015. A copy of the press release is hereby furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Continuing Indemnification Agreement*

10.2	Letter of Resignation from Julie Abraham*

10.3	Letter of Resignation from Otis Baskin*

99.1	Press release issued by the Company entitled “EMRISE Corporation Reduces Size of Board of Directors; Provides Update on Plan of Dissolution,” dated May 18, 2016.*

*Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMRISE CORPORATION

Date: May 20, 2016	By:	/s/ Frank Russomanno
Frank Russomanno
Executive Director